PROMISSORY NOTE

$2,100.00 **Reno, Nevada**
April 5th, 2007

FOR VALUE RECEIVED, the undersigned, Han Logistics, Inc., a Nevada Corporation (hereinafter referred to as the "Maker"), with its address at 3889 Vistacrest Dr. Reno, NV 89509, agrees and promises to pay to the order of Lombardi Research Foundation, Inc. (hereinafter referred to as the designate in writing, in coin or currency of the United States of America, which at the time of payment is legal tender for the payment of public and private debts, the principal sum of two thousand one hundred dollars ($2,100.00), together with interest thereon at the rate of ten percent (10%) per annum, from the date hereof until maturity, as hereinafter provided. The principal balance of this Promissory Note (hereinafter referred to as the "Note"), together with all interest then accrued and unpaid, shall be due and payable on demand. Conversely, at the option of the holder, this note can be converted into the Maker's common stock at a purchase price of $0.10 per share.

The Maker may prepay any part or all of this Note at any time without penalty. Each payment or pre-payment made by the Maker hereunder shall be applied first to the payment or pre-payment of accrued and unpaid interest, if any, due on the unpaid principal balance of this Note and the remainder of each payment or pre-payment made by the Maker shall be applied to the reduction of the unpaid principal balance hereof.

If default is made in the payment of this Note, as and when the same is or becomes due, the Holder may, after notice and failure to cure as hereinafter provided, without additional notice or demand, declare the entire unpaid principal balance hereof and accrued and unpaid interest, if any, at once due and payable.

Except as otherwise specifically set out herein, the Maker waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of acceleration of the indebtedness due hereunder, bringing of suit and diligence in taking any action to collect amounts called for hereunder, and agrees that the time of payments hereof may be extended without notice at any time and from time-to-time, and for periods of time for a term of terms in excess of the original term without notice or consideration to, or consent from, the Maker, without same constituting a waiver of the Holder's right under this Note.

If payment hereunder is not made when due or in the event of default in any other covenant, condition or promise under this Note, the Holder may at its election accelerate this Note. From and after the date of such default, the principal sum and all interest then accrued shall bear interest at the rate of twenty-four percent (10%) per annum until paid.

If the entire outstanding principal balance becomes due, the Maker agrees to pay the Holder's reasonable cost (including reasonable attorney's fees and court costs) in collecting on this Note, including the reasonable costs of obtaining and enforcing a judgment for any balance due on this Note.

This Note has been executed in the City identified in the heading and delivered to the Holder at the address stated herein, It is to be performed in whole or in part, in the State of Nevada, and the laws of such state shall govern the validity, construction, enforcement and interpretation of this Note. Jurisdiction and venue for any action hereunder shall be in the Country of the City identified in the heading.

The Maker represents that it is duly authorized and empowered to enter into, deliver, perform and be fully bound by all of the terms, provisions and conditions of this Note. The Maker also represents that the making and delivery of this Note, and the performance of any agreement or instrument made in connection herewith, does not conflict with or violate any other agreement to which the Maker is a party.

No provision of this Note shall require the payment or permit the collection of interest in excess of the maximum permitted by law, and in the event of any such excess, neither the Maker nor its successors or assigns shall be obligated to pay and such excess to the extent that it is more than the amount permitted by law. If an excess amount is received, charged, collected or applied as interest, it shall automatically be made so as to reduced the rate to that permitted by law and any excess interest them received, charged or collected shall be applied to reduce the amount of any collateral to which the Holder is entitled.

In the event that any word, phrase, clause, sentence or other provision hereof shall violate any applicable statue, ordinance or rule of law in any jurisdiction in which it is used, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

IN WHTNESS HEREOF, this Note is executed on the date and year above written.

HAN LOGISTICS, INC.

By: Amee Han-Lombardi

Amee Han-Lombardi, President